To: Directors and Executive Officers of Mestek, Inc.

Subject: Notice of Blackout Trading Restriction

Date: December 9, 2003

Pursuant to Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7244(a)(1), you are hereby notified that Mestek, Inc. (the “Company”) has designated a “blackout period” applicable to all directors and executive officers of Mestek, Inc., during which time no director or executive officer of the Company may initiate any transactions in the Company’s common stock.

1.	This blackout period is being effected due to the transition of the assets of the participants in the several 401-K retirement plans (the “Plans”) sponsored by the Company from MassMutual to JP Morgan, the new plan record keeper.

2.	During the transition period, participants in the Plans may not direct or diversify their investments, or obtain loans or distributions from their accounts under the Plans. As you know, the Plans offer an investment choice in the Company’s common stock, and there are currently 8,349 shares of the Company’s common stock held for investment under Plans. Therefore, the suspension of the plan participants’ ability to direct their investments in funds invested in the Company’s common stock constitutes a “blackout period” as defined by applicable federal law.

3.	As stated above, the blackout period is applicable to the Company’s common stock.

4.	The blackout period will begin on January 5, 2004 and continue until the transition process is completed, which is expected to occur on or before January 26, 2004. Any director or executive officer may obtain, without charge, information on when the blackout period has ended by calling JP Morgan Retirement Plan Services at (800) 345-2345.

        For purposes of notice to the Securities and Exchange Commission pursuant to 17 C.F.R.

§ 245.104, any security holder or other interested person may obtain, without charge, the actual ending date of the blackout period by contacting Ms. Cindy Lacoste, Investment Relations, Mestek, Inc. at (413) 568-9571.

5.	The person designated by the Company to otherwise respond to inquiries about the blackout period is Timothy P. Scanlan, Mestek, Inc., 260 North Elm Street, Westfield, Massachusetts, 01085. Mr. Scanlan may be reached by telephone at (413) 568-9571.